UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):
February 29, 2008

ZIX CORPORATION
(Exact name of registrant as specified in its charter)

Texas	0-17995	75-2216818
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2711 North Haskell Avenue
Suite 2200, LB 36
Dallas, Texas 75204-2960
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (214) 370-2000
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Information.
     Zix Corporation (Nasdaq: ZIXI) (“ZixCorp”) today is announcing that its Chairman and Chief Executive Officer, Richard D. Spurr, has adopted a pre-arranged stock trading plan to sell a portion of his ZixCorp common stock or stock issuable upon the exercise of ZixCorp-issued employee stock options over time as part of his individual long-term strategy for asset diversification and liquidity.
     The stock trading plan was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934 and ZixCorp’s policies regarding stock transactions in the company’s securities. Rule 10b5-1 allows corporate insiders to adopt written plans to sell a specified number of shares of company stock over a predetermined period of time. Insiders may adopt such plans when they are not in possession of material nonpublic information.
     Under his Rule 10b5-1 Plan, Mr. Spurr may sell up to 100,000 shares at or above $5.50 and up to 150,000 shares at or above $6.25, in each case, between now and December 31, 2008. These shares are expected to be acquired through the exercise of ZixCorp-issued employee stock options. Mr. Spurr currently holds ZixCorp-issued employee stock options to acquire 2.5 million shares, at exercise prices ranging from $1.50 to $10.80 per share, in addition to certain ZixCorp common stock shares he holds. The trading plan expires on December 31, 2008, unless terminated earlier under certain conditions.
     The transactions under Mr. Spurr’s Rule 10b5-1 Plan will be disclosed publicly through Form 144 and Form 4 filings with the Securities and Exchange Commission if, as, and when they occur.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIX CORPORATION (Registrant)
Date: February 29, 2008	By:	/s/ Ronald A. Woessner
Ronald A. Woessner
Senior V.P. & General Counsel